EXHIBIT 99.1

Coca-Cola Enterprises Inc.
20__ Deferred Stock Unit Award

Deferred Stock Unit Award Recipient: _____________

Number of Deferred Stock Units Awarded: _____________

Performance Condition to Vesting: _____________

Service Condition to Vesting: _____________

Coca-Cola Enterprises Inc. (the “Company”) has made an award of deferred stock units to reward the efforts, and encourage the continued service, of certain of its key employees. We are pleased to advise you of your 20__ Deferred Stock Unit Award, which is subject to the terms and conditions explained in this award document and the Company’s 2004 Stock Award Plan (the “Plan”).

1.

20__ Deferred Stock Unit Award. A Deferred Stock Unit Account has been established on your behalf under the Plan, and it has been credited with the number of deferred stock units indicated above. Upon the satisfaction of the applicable vesting conditions, the Company will distribute a share of Coca-Cola Enterprises Inc. common stock to you for each deferred stock unit credited to your Account.

2.

Vesting in 20__ Deferred Stock Unit Award. Your Deferred Stock Unit Award will become vested upon satisfaction of the vesting conditions specified above or upon your death or Disability. Further, in the event of a Change in Control of the Company (as defined in the 2004 Stock Award Plan) during your employment, any unvested deferred stock units shall vest immediately.

For purposes of this award, "Disability" shall be determined according to the definition of "disability" under the Coca-Cola Enterprises Inc. Employees' Pension Plan in effect at the time of such determination.

3.

Effects of Termination on 20__ Deferred Stock Unit Award. If your employment with the Company and any Affiliated Company terminates prior to the date this award’s service condition is satisfied (on account of any reason other than your death or Disability), one-hundred percent (100%) of your 20__ Deferred Stock Unit Award will be forfeited as of the date of your termination. If your employment terminates after the service condition is satisfied, any portion of your 20__ Deferred Stock Unit Award for which the performance condition has not been met will be forfeited.

4.	Increases to Your Plan Account through Dividend Equivalents and Interest Credits.

a.	For as long as you have a balance in your Deferred Stock Unit Account, you will also have a Cash Credit Account under the Plan, which will be increased by Cash Credits, as follows:

(i)	On each of the Company’s dividend payment dates, your Cash Credit Account will be credited with Dividend Equivalents, which are amounts equal to the actual dividends paid on the Company’s common shares.

(ii)

At the end of each calendar year, the average daily balance of your Cash Credit Account will be credited with Interest Credits at a rate equal to the weighted average prime lending rate of SunTrust Bank, Atlanta for the relevant year or portion of a year.

b.	Subject to subparagraph 4(c), your Cash Credit Account will become 100% vested on the earlier of the date of your termination of employment or the date your 20__ Deferred Stock Unit Award vests.

c.

If your employment is terminated on account of gross misconduct prior to the date on which your 20__ Deferred Stock Unit Award vests you will immediately forfeit all interest in your Cash Credit Account.

5.	Distribution of Your Plan Account.
a.

Timing of Distribution. The balances of your Deferred Stock Unit Account and your Cash Credit Account will be distributed to you in the month following the six-month anniversary of your termination of employment with the Company..

b.	Form of Distribution. Your Account will be distributed to you in the following forms of payment:

(i)	Your vested Cash Credit Account balance will be distributed to you in cash.
(ii)

If vested at the time of distribution, your Deferred Stock Unit Account attributable to your 20__ Deferred Stock Unit Award will be distributed to you in the same number of whole shares of the Company’s common stock.

c.

Distributions on Account of Death. In the event of your death prior to a distribution of the total balance of your Plan accounts, distribution of such balance will be made to your beneficiary in a single-sum payment as soon as practical following your death.

6.	Nature of Deferred Stock Units. Your Deferred Stock Unit Award represents an unfunded and unsecured promise by the Company to pay amounts in the future in accordance with the terms of this award. The Deferred Stock Unit Award does not entitle you to vote any shares of Common Stock or receive actual dividends (your Account will be credited with Dividend Equivalents as described above, however). Your Deferred Stock Unit Award may not be transferred, assigned, hypothecated, pledged, or otherwise encumbered or subjected to any lien, obligation, or liability of you or any other party.

7.	Tax Obligations. The information provided in the exhibit summarizes the tax consequences associated with your 20__ Deferred Stock Unit Award. As you will wish to consider these tax rules in conjunction with your own financial situation, the Company recommends that you consult your financial advisor about these tax rules. Additionally, the Company may withhold the number of shares or amount of cash necessary to satisfy the minimum amount required by law to be withheld from any distribution from the Plan, or may retain custody of the shares of stock distributed from the Plan or deduct from any payment of any kind otherwise due to you until such amount is satisfied.

8.	Plan Administration. The Plan is administered by a Committee of the Company's Board of Directors, whose function is to ensure the Plan is managed according to its respective terms and conditions. To the extent any provision of this award is inconsistent or in conflict with any provision of the Plan, the Plan shall govern. A request for a copy of the Plan and any questions pertaining to the Plan should be directed to:

STOCK PLAN ADMINISTRATOR COCA-COLA ENTERPRISES INC P.O. BOX 723040 USA, ATLANTA, GA 31139-0040 770-989-3000